Exhibit 10.1
December 16, 2005
Jens Meyerhoff
903 Roma Street
Livermore, CA 94551
Dear Jens:
We are pleased to formally extend to you an offer of employment for the position of Chief Financial Officer, with Virage Logic Corporation (Virage Logic). In this function you will report to the CEO of Virage Logic.
To compensate you for your efforts in this position, you will receive a compensation package including eligibility for base salary, incentive compensation based on Profit sharing and Personal objectives. In addition you will be eligible for stock options and a comprehensive benefits plan.
Your base salary will be $20,000 paid monthly (equivalent to $240,000 per annum), subject to standard payroll deductions and withholdings. This position is classified as Exempt.
Your incentive compensation will be comprised of two factors: 1) Revenue/Earnings bonus plan with an at plan opportunity of 35% of your actual base salary prorated to the actual company performance versus the approved plan for the fiscal year ending September 30, 2006, and 2) An MBO based variable bonus based on 35% of your annual base salary upon achievement of personal objectives mutually set between yourself and the company.
You will be eligible to receive a stock option grant for 255,000 shares of Common Stock of Virage Logic Corporation. The price per share for this option grant will be the closing sales price at the date of grant. The shares subject to this grant will vest over a four-year period with 25% of the shares vesting one (1) year from your start date, and thereafter the shares shall vest at a rate of 1/48th of the shares per month for the remaining 36 months. If a change of control occurs and your employment is terminated or materially altered, 50%, or 127,500 shares of your outstanding stock options shall immediately fully vest.
With regard to benefits, you will receive all the employment benefits available to full time, regular Exempt employees of Virage Logic. These benefits include a 401(k) plan; medical, dental, vision and life insurance plans, for which the employee premiums are paid 100% by the Company. In the event that you choose to purchase a separate medical and life insurance plan, the company will reimburse you up to the amount it pays under any company offered plan. You will be eligible to fifteen days paid time off during the year and 10 paid holidays per year.
In addition, you will be eligible to participate in Virage Logic’s Employee Stock Purchase Plan effective February 15, 2006.
In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. If you do not have these documents, please contact me prior to your first day of employment.
As an employee of Virage Logic you will have access to confidential information and you may, during the course of your employment, develop information or inventions that will be the property of Virage Logic. To protect the interests of Virage

Logic, you will be required to sign the Company’s Employment Invention and Confidential Information Agreement as a condition of your starting employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.
This offer letter is an offer of employment and is not intended and shall not be construed as a contract proposal or contract of employment.
Your employment with Virage Logic is voluntarily entered into and you are free to resign at any time. Similarly, Virage Logic is free to conclude an employment relationship where it believes it is in its interest at any time and for any reason. While we hope our relationship will be mutually beneficial, it should be recognized that neither you, nor we have entered into any contract of employment expressed or implied. Our relationship is and always will be one of voluntary employment “at will.”
This written offer constitutes all conditions and agreements made on behalf of Virage Logic and supersedes any previous verbal or written commitments by the Company. No representative other than me has any authority to alter or add to any of the terms and conditions herein.
Please contact Adam Kablanian or Dan McCranie in response to this offer. Upon your acceptance please sign and return the original while retaining the copy of this offer for your records. I have also enclosed an Employment Invention and Confidential Information Agreement. This employment offer expires on December 25, 2005 at 5:00 pm PST.
Jens, we are excited about the opportunity to have you join Virage Logic and are certainly looking forward to your positive response.
Regards,

Adam Kablanian President and CEO
Accepted:	/s/ Jens Meyerhoff	Date: December 23, 2005
Jens Meyerhoff

Anticipated Start Date: January 3, 2006